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                                                                     EXHIBIT 4.2



          AMENDMENT NO. 1, dated as of December 18, 1997 (this "Amendment"), to the STOCKHOLDER PROTECTION RIGHTS AGREEMENT, dated as of June 15, 1989 (the "Rights Agreement"), between AmSouth Bancorporation, a Delaware corporation (the "Company"), and AmSouth Bank, as Rights Agent (the "Rights Agent").

                                  WITNESSETH:

          WHEREAS, in order to clarify certain aspects of the operation of the Rights Agreement, the Company has requested that the Rights Agent duly execute and deliver this Amendment;

          WHEREAS, Section 5.4 of the Rights Agreement provides that the Company and the Rights Agent may from time to time amend the Rights Agreement in any respect prior to the Flip-in Date (as defined in the Rights Agreement), other than to change the Exercise Price, the Redemption Price or the Expiration Time; and

          WHEREAS, no Flip-in Date has occurred as of the date hereof;

          NOW, THEREFORE, in consideration of the premises, the parties hereby agree as follows:

          1.   Amendment of Section 5.1. Section 5.1(b) of the Rights
Agreement is hereby amended by inserting the following parenthetical between the first occurrence of the word "Rights" and the comma thereafter:

     "(or, if the resolution of the Board of Directors electing to redeem the Rights states that the redemption will not be effective until the occurrence of a specified future time or event, upon the occurrence of such future time or event)".

          2. Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

          3. Governing Law. This Amendment agreement shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state.



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          IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first above written.

                              AMSOUTH BANCORPORATION



                              By:  /s/ Stephen A. Yoder
                                   -----------------------------------
                                   Name:  Stephen A. Yoder
                                   Title: Executive Vice President and
                                          General Counsel


                              AMSOUTH BANK


                              By:  /s/ David E. White
                                   -----------------------------------
                                   Name:  David E. White
                                   Title: Senior Vice President